UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 16, 2005
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE	0-16760	88-0215232
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5

Item 1.01 Entry into a Material Definitive Agreement
     On September 16, 2005, MGM MIRAGE (“Company”) entered into new employment agreements with J. Terrence Lanni, Robert H. Baldwin, John T. Redmond, James J. Murren and Gary N. Jacobs, which engage each of them through January 4, 2010. Pursuant to each respective employment agreement, Mr. Lanni has agreed to serve as Chairman of the Board and Chief Executive Officer of the Company, Mr. Baldwin has agreed to serve as President and Chief Executive Officer of Mirage Resorts, Incorporated, Mr. Redmond has agreed to serve as President and Chief Executive Officer of MGM Grand Resorts, Mr. Murren has agreed to serve as President, Chief Financial Officer and Treasurer of the Company and Mr. Jacobs has agreed to serve as Executive Vice President, General Counsel and Secretary of the Company.
     Each employment agreement provides for an annual base salary for each executive officer as follows: $2,000,000 for Mr. Lanni, $1,500,000 for Mr. Baldwin, $1,500,000 for Mr. Redmond, $1,500,000 for Mr. Murren and $700,000 for Mr. Jacobs. Each executive officer is also entitled to an annual bonus, and for calendar year 2005, Mr. Redmond and Mr. Murren each will receive an additional special bonus. The executive officers are entitled to certain other benefits and perquisites, which are discussed in detail in each of the employment agreements.
     The Company may terminate any of the employment agreements for good cause. In such event, the executive officer will be entitled to exercise his vested stock options in accordance with their terms as of the date of termination. If the agreement is terminated as a result of death or disability, the executive officer (or his beneficiary) will be entitled to receive his salary for a 12-month period following such termination and a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs. Additionally, the executive officer (or his beneficiary) will be entitled to exercise those of his unexercised options that would have vested as of the first anniversary of the date of termination, and all shares of restricted stock will immediately vest.
     If the Company terminates any of the employment agreements for other than good cause, the Company will pay the executive officer’s salary for the remaining term of the agreement and his bonus during the 12 month period (or shorter period if the termination occurs within the last year of the term) during which he is restricted from working for or otherwise providing services to a competitor of the Company (“Restrictive Period”). Additionally, each of the Agreements provide that for the remainder of the term, (i) all unvested stock options and unvested restricted stock held will vest in accordance with their terms, (ii) the Company will provide contributions, on the executive officer’s behalf, to the supplemental executive retirement plans (“SERPs”) and deferred compensation plans (“DCPs”) and (iii) certain other employee benefits, such as health and life insurance will continue. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if an executive officer works for or otherwise provides services to a third party.
     If an executive officer seeks to terminate his employment agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), the termination will be treated as a termination for other than good cause by the Company as described in the preceding paragraph. However, if the Company invokes its arbitration right, the executive officer must continue to work until the matter is resolved, otherwise it becomes a termination by him without cause. In such event, the executive officer will be entitled to exercise his vested stock options in accordance with their terms and to receive all other vested benefits and compensation, provided, however, that the executive officer will be restricted from working for or otherwise providing services to a competitor of the Company during the Restrictive Period.
     If there is a change of control of the Company, all of the executive officer’s unvested stock options and unvested restricted stock will fully vest. Furthermore, the executive officer may terminate his employment agreement upon delivery of 30 days prior notice to the Company, no later than 90 days following the date of the change of control. In such event, the Company will pay the executive officer a lump sum payment equal to the sum of (x) his unpaid salary through the end of the term of the agreement, and (y) an amount in lieu of his bonus (the calculation of which is further described therein). Additionally, through the end of the term, the Company will provide contributions, on his behalf, to the SERPs and DCPs in accordance with their terms and certain employee benefits, such as health and life insurance.
     The description set forth above is qualified by the employment agreements filed herewith as exhibits.

Item 9.01 Financial Statements and Exhibits
(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

No.	Description
10.1 *	Employment Agreement, dated September 16, 2005, between the Company and J. Terrence Lanni.
10.2 *	Employment Agreement, dated September 16, 2005, between the Company and Robert H. Baldwin.
10.3 *	Employment Agreement, dated September 16, 2005, between the Company and John Redmond.
10.4 *	Employment Agreement, dated September 16, 2005, between the Company and James J. Murren.
10.5 *	Employment Agreement, dated September 16, 2005, between the Company and Gary N. Jacobs.
*	Management contract or compensatory plan or arrangement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE

Date: September 22, 2005	By:	/s/ Bryan L. Wright

	Name:	Bryan L. Wright
	Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary

INDEX TO EXHIBITS

No.	Description
10.1 *	Employment Agreement, dated September 16, 2005, between the Company and J. Terrence Lanni.
10.2 *	Employment Agreement, dated September 16, 2005, between the Company and Robert H. Baldwin.
10.3 *	Employment Agreement, dated September 16, 2005, between the Company and John Redmond.
10.4 *	Employment Agreement, dated September 16, 2005, between the Company and James J. Murren.
10.5 *	Employment Agreement, dated September 16, 2005, between the Company and Gary N. Jacobs.
*	Management contract or compensatory plan or arrangement.